EXHIBIT 2.1
ARTICLES OF MERGER
OF
MULTI SOLUTIONS, INC.,
a New Jersey corporation,

with and into

MULTI SOLUTIONS (FLORIDA), INC.,
a Florida corporation.

Dated as of September 22, 2011

Pursuant to and in accordance with the provisions of Section 607.1105 of the Florida Business Corporation Act, MULTI SOLUTIONS, INC., a New Jersey corporation (“Solutions NJ”), and MULTI SOLUTIONS (FLORIDA), INC., a Florida corporation (the “Surviving Corporation”), do hereby adopt these Articles of Merger (these “Articles”) for the purpose of merging Solutions NJ with and into the Surviving Corporation (the “Merger”).

1.	Plan of Merger. That certain Agreement and Plan of Merger (the “Plan”), dated as of September 22, 2011 is attached hereto as Exhibit A.

2.
Effective Date. The effective date of the Merger shall be the later of the filing of these Articles (or the New Jersey equivalent of these Articles, as applicable) with (i) the Department of State of the State of Florida and (ii) the Secretary of State of the State of New Jersey.

3.	Date of Plan Adoption. The sole shareholder of the Surviving Corporation adopted the Plan on September 22, 2011 and the stockholders of Solutions NJ adopted the Plan on September 22, 2011.

4.
Counterparts; Facsimile Signatures. These Articles may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one document. Facsimile signatures shall be deemed originals for all purposes of these Articles.

IN WITNESS WHEREOF, the undersigned have executed these Articles as of the date first set forth above.

MULTI SOLUTINS, INC.
By: /s/ Richard Lampen, President

MULTI SOLUTIONS (FLORIDA), INC.
By: /s/ Richard Lampen, President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of September 22, 2011 by and between Multi Solutions (Florida), Inc., a Florida corporation (“Solutions FL”), and Multi Solutions, Inc., a New Jersey corporation (“Solutions NJ”). Solutions FL and Solutions NJ are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

RECITALS

A.Solutions FL was incorporated on September 21, 2011. Its current authorized capital stock consists of: (i) 200,000,000 shares of Common Stock, with a par value of $0.001 per share (“Solutions FL Common Stock”), of which 1 share is issued and outstanding, and which one share is held of record by Solutions NJ; and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value (“Solutions FL Preferred Stock”), of which no shares are issued and outstanding.

B.Solutions NJ was incorporated on July 26, 1982. Its authorized capital stock consists of: (i)200,000,000 shares of Common Stock, with a par value of $0.001 per share (“Solutions NJ Common Stock"), of which 94,936,362 shares are issued and outstanding; and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value (“Solutions NJ Preferred Stock”), of which no shares are issued and outstanding.

C.The respective Boards of Directors of Solutions FL and Solutions NJ deem it advisable and to the advantage of each of the Constituent Corporations that Solutions NJ merge with and into Solutions FL upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Solutions NJ from New Jersey to Florida.

D.The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Solutions NJ shall merge with and into Solutions FL on the following terms, conditions and other provisions:
1.Merger and Effective Time. At the Effective Time (as defined below), Solutions NJ shall be merged with and into Solutions FL (the “Merger”), and Solutions FL shall be the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall become effective at 4:00 PM Eastern Time (the “Effective Time”) on the date when the later of (i) a duly executed Certificate of Merger meeting the requirements of the New Jersey Business Corporation Act is filed with the State of New Jersey and (ii) the duly executed Articles of Merger meeting the requirements of the Florida Business Corporation Act are filed with the Secretary of State of the State of Florida.

2.Effect of Merger. At the Effective Time, the separate corporate existence of Solutions NJ shall cease; the corporate identity, existence, powers, rights and immunities of Solutions FL as the Surviving Corporation shall continue unimpaired by the Merger; and Solutions FL shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Solutions NJ, all without further act or deed.

3.Governing Documents. At the Effective Time, the Articles of Incorporation of Solutions FL in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Solutions FL in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

4.Directors and Officers. At the Effective Time, the directors and officers of Solutions NJ shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until successors are duly elected or appointed and qualified in accordance with applicable law.

5.Conversion of Shares of Solutions FL. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Solutions NJ Common Stock outstanding immediately prior thereto shall be automatically changed and converted into .02 fully paid and nonassessable, issued and outstanding share of Solutions FL Common Stock; provided, however, that each share of restricted Solutions NJ Common Stock that is restricted under any stock or incentive compensation plan, agreement or arrangement of Solutions NJ or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into .02 of a restricted share of Solutions FL Common Stock, restricted on substantially the same terms and conditions (including, without limitation, vesting schedule) as applied to such share of restricted Solutions NJ Common Stock immediately prior to the Effective Time.

6.Cancellation of Shares of Solutions NJ. At the Effective Time, all of the previously issued and outstanding shares of Solutions NJ Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7.Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, prior to such time, represented shares of Solutions NJ Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Solutions FL Common Stock into which such shares of Solutions NJ Common Stock are converted as provided herein. The registered owner on the books and records of Solutions NJ of any such outstanding stock certificate for Solutions NJ Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Solutions FL or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Solutions FL Common Stock evidenced by such outstanding certificate as above provided.

8.Fractional Shares. No fractional shares of Solutions FL Common Stock will be issued in connection with the Merger. Rather, all fractional shares of Solutions FL Common Stock that a holder of shares of Solutions NJ Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and then, if a fractional share results from that aggregation, be rounded up to the nearest whole share.

9.Employee Benefit Plans. At the Effective Time, the obligations of Solutions NJ under or with respect to every plan, trust, program and benefit then in effect or administered by Solutions NJ for the benefit of the directors, officers and employees of Solutions NJ or any of its subsidiaries shall become the lawful obligations of Solutions FL and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Solutions FL hereby expressly adopts and assumes all obligations of Solutions NJ under such employee benefit plans.

10.Successor Issuer. It is the intent of the parties hereto that Solutions FL, as of the Effective Time, be deemed a “successor issuer” of Solutions NJ for purposes of the Securities Act of 1933, as amended (the “ Securities Act ”).

11.Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Solutions NJ such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Solutions NJ, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Solutions FL, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

12.Condition. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the stockholders of Solutions NJ and by the sole shareholder of Solutions FL, prior to or at the Effective Time.

13.Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Solutions FL or Solutions NJ, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders, respectively, of Solutions FL and Solutions NJ.

14.Amendment. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders or stockholders, respectively, of Solutions FL and Solutions NJ; provided, however, that any amendment made subsequent to the adoption of this Merger Agreement by the sole shareholder of Solutions FL or the stockholders of Solutions NJ shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Solutions NJ; or (ii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Solutions FL or Solutions NJ

15.Tax-Free Reorganization. The Merger is intended to be a tax-free plan of reorganization under the Code.

16.Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New Jersey, except to the extent that the laws of the State of Florida would apply in matters relating to the internal affairs of Solutions FL and the Merger.

17.Counterparts. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

18.Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19.Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

MULTI SOLUTIONS (FLORIDA), INC.	MULTI SOLUTIONS, INC.

By: /s/ Richard Lampen, President	By: /s/ Richard Lampen, President

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